SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): November 9, 2017 (November 9, 2017)

Valeant Pharmaceuticals International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	001-14956	98-0448205
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2150 St. Elzéar Blvd. West

Laval, Quebec

Canada H7L 4A8

(Address of Principal Executive Offices)(Zip Code)

514-744-6792

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD.

On November 9, 2017, Valeant Pharmaceuticals International, Inc. (the “Company”) launched an amendment to its existing credit agreement seeking to reprice those term loans that will remain outstanding under its Series F Tranche B Term Loan facility immediately after consummation of the Offering (as described below) and the use of proceeds thereof, and to make certain other changes to its existing credit agreement (the “Repricing Transaction”).

Prior to the closing of the Repricing Transaction, the Company intends to launch and close an offering (the “Offering”) of $750 million aggregate principal amount of senior secured notes (the “notes”). The proceeds from the Offering will be used to pay down term loan debt outstanding prior to the consummation of the Repricing Transaction. The notes will be offered in the United States to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

The Offering and the Repricing Transaction are each subject to market and other conditions and are each anticipated to close in November 2017. However, there can be no assurance that the Company will be able to successfully complete the Offering or the Repricing Transaction, on the terms described above, or at all.

The Company is disclosing under Item 7.01 of this Current Report on Form 8-K the following information. The sale of the Company’s CeraVe®, AcneFree™ and AMBI® skincare brands (the “Skincare Sale”) was completed on March 3, 2017 and the Company no longer holds the rights to these three products. The CeraVe®, AcneFree™ and AMBI® skincare brands involved in the Skincare Sale contributed Adjusted EBITDA of approximately $30 million for the twelve months ended September 30, 2017. The sale of all outstanding equity interests in Dendreon Pharmaceuticals, LLC was completed on June 28, 2017 and this business contributed Adjusted EBITDA of approximately $95 million for the twelve months ended September 30, 2017. The sale of our iNova Pharmaceuticals business was completed on September 29, 2017, and this business contributed Adjusted EBITDA of approximately $125 million for the twelve months ended September 30, 2017.

To supplement the disclosure of our financial measures prepared in accordance with GAAP, we use certain non-GAAP financial measures, including Adjusted EBITDA. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-recurring and/or unusual items. The Company does not provide reconciliations of Adjusted EBITDA (non-GAAP) to GAAP net income (loss) for the assets described above because they were parts of larger businesses of the registrant and were not managed on a GAAP basis. We believe these non-GAAP measures are useful to investors in their assessment of our operating performance. In addition, these non-GAAP measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to similar data, we have determined that it is appropriate to make this data available to all investors. However, non-GAAP financial measures are not prepared in accordance with GAAP, as they exclude certain items as described above. Therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, measures calculated in accordance with GAAP.

The information contained in this Item 7.01 is being furnished, not filed, pursuant to Item 7.01. Accordingly, this information will not be incorporated by reference into any registration statement filed by the Company under the Securities Act, unless specifically identified therein as being incorporated by reference.

This Current Report on Form 8-K, does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. These securities will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The notes have not been and will not be qualified for sale to the public by prospectus under applicable Canadian securities laws and, accordingly, any offer and sale of the securities in Canada will be made on a basis which is exempt from the prospectus requirements of such securities laws.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Paul S. Herendeen
	Name:	Paul S. Herendeen
	Title:	Executive Vice President and Chief Financial Officer

Date: November 9, 2017